                     EXHIBIT 11  - COMPUTATION OF NET INCOME PER SHARE
                     ----------

                                            Quarter  Ended              Two Quarters Ended
                                      --------------------------    --------------------------
                                    December 31,    December 31,   December 31,  December 31,
                                        1995            1994           1995          1994
                                     ----------      ----------     ----------    ----------
                                              (In millions except per share amounts)
Primary:

  Average shares outstanding             39.2             39.3          39.1          39.4
                                        =====            =====         =====         =====

  Net income                           $ 40.4           $ 34.8        $ 73.9        $ 63.6
                                       ======           ======        ======        ======

  Net income per share - primary       $ 1.03           $  .88        $ 1.89        $ 1.61
                                       ======           ======        ======        ======

Fully diluted:
  Total primary average shares
    outstanding                          39.2             39.3          39.1          39.4

  Dilutive stock options and employee
    stock purchase plan shares - based
    on treasury stock method using the
    greater of quarter-end market price
    or average market price                .1               .1            .1            .1
                                        -----            -----         -----         -----

  Average fully diluted shares
    outstanding                          39.3             39.4          39.2          39.5
                                        =====            =====         =====         =====

  Net income per share - fully diluted  $1.03             $.88         $1.89         $1.61
                                        =====             ====         =====         =====